Exhibit 99.1

March 27, 2006 09:30 AM US Eastern Timezone

Biomet Announces Retirement of President and Chief Executive Officer, Dane A. Miller, Ph.D.; Daniel P. Hann, 17-Year Company Veteran, Named Interim Successor

WARSAW, Ind.--(BUSINESS WIRE)--March 27, 2006--Biomet, Inc. (NASDAQ:BMET) The Board of Directors of Biomet, Inc. announced today that Dane A. Miller, Ph.D., the Company's President and Chief Executive Officer and a co-founder, has informed the Board of his decision to retire and has resigned. He will remain a Director and serve as a consultant. The Board has appointed Senior Vice President Daniel P. Hann, the Company's General Counsel and a member of the Board, to be President and Chief Executive Officer on an interim basis.

Scott Harrison, M.D., Lead Director, stated, "Biomet is a true American success story, and Dr. Miller's extraordinary vision, talent and leadership over the course of nearly three decades has been central to its progress and development. He and his co-founders built this Company into a worldwide leader in the design and manufacture of reconstructive products with revenues of nearly $2 billion in the fiscal year ended May 31, 2005, strong values and organizational standards. What Dr. Miller and his team have achieved is truly remarkable."

Niles L. Noblitt, Chairman of the Board, added, "The Board shares my confidence in the selection of Mr. Hann, a talented and results-oriented executive with more than 17 years at Biomet, to lead the Company during this period. He knows the Company intimately, shares our commitment to building shareholder value, and is well positioned to move the Company forward," concluded Mr. Noblitt.

"The Biomet team has built a great company through its passion for engineering excellence and innovation," said Mr. Hann. Mr. Hann continued, "Biomet will remain true to its heritage and I believe we are well positioned to capitalize on the momentum of our successful exhibition at the recent American Academy of Orthopaedic Surgeons' Annual Meeting, at which the Company introduced over 100 new products."

Dr. Miller stated, "I believe in Biomet and its team members, and their ability to continue to deliver quality products and enhance shareholder value. As I begin a new stage in my life, I will always be grateful to have worked with the great people at Biomet and to have played a role in its growth and success."

Dr. Miller, 60, was one of the four founders of Biomet and has been President, Chief Executive Officer and a Director of the Company since its formation in 1977.

Mr. Hann, 50, joined Biomet in 1989 as an officer and Director. He is a member of the NASDAQ Listing and Hearing Review Council of the NASDAQ Stock Market, Inc. He received his B.S. from California State University, Fullerton, his M.S. from the University of Illinois, and his J.D. from Indiana University.

In conjunction with today's announcement, you are invited to listen to a conference call that will be broadcast live over the internet today at 1:00 p.m. Eastern Time.

The live webcast of Biomet's conference call will be accessible through Biomet's website at www.biomet.com (Investor Section) and at www.streetevents.com. The webcast will be archived on both websites for future on-demand replay.

Individuals wishing to listen to the call via phone may dial 800-475-3716. The confirmation number for the call is 9274638.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

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For further information contact Greg W. Sasso, Vice President, Corporate
Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate. Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines and reorganization efforts with respect to its EBI operations, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, revenue and earnings estimates, and other risk factors as set forth from time to time in the Company's filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.